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                                                                     Exhibit 2.1

                         AGREEMENT AND PLAN OF MERGER
                               OF ILLUMINA, INC.
                            A DELAWARE CORPORATION
                                      AND
                           A CALIFORNIA CORPORATION



          THIS AGREEMENT AND PLAN OF MERGER dated as of May __, 2000 (the "Agreement") is between Illumina, Inc., a Delaware corporation ("Illumina Delaware") and Illumina, Inc., a California corporation ("Illumina California"). Illumina Delaware and Illumina California are sometimes referred to herein as the "Constituent Corporations."

                                R E C I T A L S
                                ---------------

          A. Illumina Delaware is a corporation duly organized and existing under the laws of the State of Delaware and has an authorized capital of 110,000,000 shares, 60,000,000 of which are designated "Common Stock," $0.01 par value, and 50,000,000 of which are designated "Preferred Stock," $0.01 par value. Of such authorized shares of Preferred Stock, 2,500,000 shares are designated "Series A Preferred Stock," 2,500,000 shares are designated Series A-1 Preferred Stock ("Series A-1 Preferred"), 12,000,000 shares are designated Series B Preferred Stock ("Series B Preferred'), 12,000,000 are designed Series B-1 Preferred Stock ("Series B-1 Preferred"), 7,000,000 shares are designated Series C Preferred Stock ("Series C Preferred'), and 7,000,000 shares are designated Series C-1 Preferred Stock ("Series C-1 Preferred"). As of the date of this Agreement of Merger, 100 shares of Common Stock were issued and outstanding, all of which were held by Illumina California. No shares of Preferred Stock were outstanding.

          B. llumina California is a corporation duly organized and existing under the laws of the State of California and has an authorized capital of 110,000,000 shares, 60,000,000 of which are designated "Common Stock," $0.01 par value, and 50,000,000 of which are designated "Preferred Stock," $0.01 par value. Of such authorized shares of Preferred Stock, 2,500,000 shares are designated "Series A Preferred Stock," 2,500,000 shares are designated Series A-1 Preferred Stock ("Series A-1 Preferred"), 12,000,000 shares are designated Series B Preferred Stock ("Series B Preferred'), 12,000,000 are designed Series B-1 Preferred Stock ("Series B-1 Preferred"), 7,000,000 shares are designated Series C Preferred Stock ("Series C Preferred'), and 7,000,000 shares are designated Series C-1 Preferred Stock ("Series C-1 Preferred"). As of the date of this Agreement and Plan of Merger, 5,139,083 shares of Common Stock, 2,499,998 shares of Series A Preferred Stock, 9,336,299 shares of Series B Preferred Stock, and 7,000,000 shares of Series C Preferred Stock were issued and outstanding. No shares of Series A-1 Preferred Stock, Series B-1 Preferred Stock, or Series C-1 Preferred stock were issued and outstanding.

          C. The Board of Directors of Illumina California has determined that, for the purpose of effecting the reincorporation of Illumina California in the State of Delaware, it is advisable and in
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the best interests of Illumina California that Illumina California merge with and into Illumina Delaware upon the terms and conditions herein provided.

          D. The respective Boards of Directors of Illumina Delaware and Illumina California have approved this Agreement and have directed that this Agreement be submitted to a vote of their respective shareholders and executed by the undersigned officers.

          NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, Illumina Delaware and Illumina California hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

                                   I. MERGER

          1.1  Merger.  In accordance with the provisions of this Agreement, the
               ------
Delaware General Corporation Law and the California Corporations Code, Illumina California shall be merged with and into Illumina Delaware (the "Merger"), the separate existence of Illumina California shall cease and Illumina Delaware shall be, and is herein sometimes referred to as, the "Surviving Corporation," and the name of the Surviving Corporation shall be Illumina, Inc.

          1.2  Filing and Effectiveness.  The Merger shall become effective when
               ------------------------
the following actions shall have been completed:

               (a) This Agreement and Merger shall have been adopted and approved by the shareholders of each Constituent Corporation in accordance with the requirements of the Delaware General Corporation Law and the California Corporations Code;

               (b) All of the conditions precedent to the consummation of the Merger specified in this Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof; and

               (c) An executed Agreement and Plan of Merger meeting the requirements of the Delaware General Corporation Law shall have been filed with the Secretary of State of the State of Delaware.

          The date and time when the Merger shall become effective, as aforesaid, is herein called the "Effective Date of the Merger."

          1.3  Effect of the Merger.  Upon the Effective Date of the Merger, the
               --------------------
separate existence of Illumina California shall cease and Illumina Delaware, as the Surviving Corporation, (i) shall continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Date of the Merger, (ii) shall be subject to all actions previously taken by its and Illumina California's Board of Directors, (iii) shall succeed, without other transfer, to all of the assets, rights, powers and property of Illumina California in the manner more fully set forth in Section 259 of the Delaware General Corporation Law, (iv) shall continue to be subject to all of the

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debts, liabilities and obligations of Illumina Delaware as constituted immediately prior to the Effective Date of the Merger, and (v) shall succeed, without other transfer, to all of the debts, liabilities and obligations of Illumina California in the same manner as if Illumina Delaware had itself incurred them, all as more fully provided under the applicable provisions of the Delaware General Corporation Law and the California Corporations Code.

                II.   CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

          2.1  Certificate of Incorporation.  The Certificate of Incorporation
               ----------------------------
of Illumina Delaware as in effect immediately prior to the Effective Date of the Merger shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

          2.2  Bylaws.  The Bylaws of Illumina Delaware as in effect immediately
               ------
prior to the Effective Date of the Merger shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

          2.3  Directors and Officers.  The directors and officers of Illumina
               ----------------------
California immediately prior to the Effective Date of the Merger shall be the directors and officers of the Surviving Corporation until their successors shall have been duly elected and qualified or as otherwise provided by law, the Certificate of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

                     III.   MANNER OF CONVERSION OF STOCK

          3.1  Illumina California Common Shares.  Upon the Effective Date of
               ---------------------------------
the Merger, each share of Illumina California Common Stock, $0.01 par value, issued and outstanding immediately prior thereto shall, by virtue of the Merger, and without any action by the Constituent Corporations, by the holder of such shares or by any other person, be converted into and exchanged for one fully paid and nonassessable share of Common Stock, $0.01 par value, of the Surviving Corporation. No fractional share interests of Surviving Corporation Common Stock shall be issued. In lieu thereof, any fractional share interests to which a holder would otherwise be entitled shall be aggregated.

          3.2  Illumina California Preferred Shares.
               ------------------------------------

               (a) Upon the Effective Date of the Merger, each share of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, and Series C-1 Preferred Stock of Illumina California, $0.01 par value, issued and outstanding immediately prior to the Merger, which shares are convertible into such number of shares of Illumina California Common Stock as set forth in the Illumina California Articles of Incorporation, as amended, shall, by virtue of the Merger, and without any action by the Constituent Corporations, by the holder of such shares or by any other person, be converted into or exchanged for one fully paid and nonassessable share of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, or Series C-1 Preferred Stock, $0.01 par value, of the Surviving Corporation, respectively, having such rights,

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preferences and privileges as set forth in the Certificate of Incorporation of the Surviving Corporation, which share of Preferred Stock shall be convertible into the same number of shares of the Surviving Corporation's Common Stock, $0.01 par value, as such share of Illumina California Preferred Stock was so convertible into immediately prior to the Effective Date of the Merger, subject to adjustment pursuant to the terms of the Certificate of Incorporation of the Surviving Corporation.

          3.3  Illumina California Options, Stock Purchase Rights and
               ------------------------------------------------------
Convertible Securities.
----------------------

               (a) Upon the Effective Date of the Merger, the Surviving Corporation shall assume the obligations of Illumina California under, and continue, the option plans (including without limitation Illumina California's 1998 Incentive Stock Plan) and all other employee benefit plans of Illumina California. Each outstanding and unexercised option, other right to purchase, or security convertible into Illumina California Common Stock or Illumina California Preferred Stock (a "Right") shall become, subject to the provisions in paragraph (c) hereof, an option, right to purchase or a security convertible into the Surviving Corporation's Common Stock or Preferred Stock, respectively, on the basis of one share of the Surviving Corporation's Common Stock or Preferred Stock, as the case may be, for each one share of Illumina California Common Stock or Preferred Stock, as the case may be, issuable pursuant to any such Right, on the same terms and conditions and at an exercise price equal to the exercise price applicable to any such Illumina California Right at the Effective Date of the Merger. This paragraph 3.3(a) shall not apply to Illumina California Common Stock or Preferred Stock. Such Common Stock and Preferred Stock are subject to paragraph 3.1 and 3.2, respectively, hereof.

               (b) A number of shares of the Surviving Corporation's Common Stock and Preferred Stock shall be reserved for issuance upon the exercise of options, stock purchase rights and convertible securities equal to the number of shares of Illumina California Common Stock and Illumina California Preferred Stock so reserved immediately prior to the Effective Date of the Merger.

               (c) The assumed Rights shall not entitle any holder thereof to a fractional share upon exercise or conversion (unless the holder was entitled to a fractional interest immediately prior to the Merger). In lieu thereof, any fractional share interests to which a holder of an assumed Right (other than an option issued pursuant to Illumina California's 1998 Incentive Stock Plan) would otherwise be entitled upon exercise or conversion shall be aggregated (but only with other similar Rights which have the same per share terms). To the extent that after such aggregation, the holder would still be entitled to a fractional share with respect thereto upon exercise or conversion, the holder shall be entitled upon the exercise or conversion of all such assumed Rights pursuant to their terms (as modified herein), to one full share of Common Stock or Preferred Stock in lieu of such fractional share. With respect to each class of such similar Rights, no holder will be entitled to more than one full share in lieu of a fractional share upon exercise or conversion.

          Notwithstanding the foregoing, with respect to options issued under the Illumina California 1998 Incentive Stock Plan that are assumed in the Merger, the number of shares of Common Stock

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to which the holder would be otherwise entitled upon exercise of each such assumed option following the Merger shall be rounded down to the nearest whole number and the exercise price shall be rounded up to the nearest whole cent. In addition, no "additional benefits" (within the meaning of Section 424(a)(2) of the Internal Revenue Code of 1986, as amended) shall be accorded to the optionees pursuant to the assumption of their options.

          3.4  Illumina Delaware Common Stock.  Upon the Effective Date of the
               ------------------------------
Merger, each share of Common Stock, $0.01 par value, of Illumina Delaware issued and outstanding immediately prior thereto shall, by virtue of the Merger, and without any action by Illumina Delaware, the holder of such shares or any other person, be canceled and returned to the status of authorized but unissued shares.

          3.5  Exchange of Certificates.  After the Effective Date of the
               ------------------------
Merger, each holder of an outstanding certificate representing shares of Illumina California Common Stock or Preferred Stock may be asked to surrender the same for cancellation to an exchange agent, whose name will be delivered to holders prior to any requested exchange (the "Exchange Agent"), and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of the Surviving Corporation's Common Stock or Preferred Stock, as the case may be, into which the surrendered shares were converted as herein provided. Until so surrendered, each outstanding certificate theretofore representing shares of Illumina California Common Stock or Preferred Stock shall be deemed for all purposes to represent the number of shares of the Surviving Corporation's Common Stock or Preferred Stock, respectively, into which such shares of Illumina California Common Stock or Preferred Stock, as the case may be, were converted in the Merger.

          The registered owner on the books and records of the Surviving Corporation or the Exchange Agent of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or the Exchange Agent, have and be entitled to exercise any voting and other rights with respect to and to receive dividends and other distributions upon the shares of Common Stock or Preferred Stock of the Surviving Corporation represented by such outstanding certificate as provided above.

          Each certificate representing Common Stock or Preferred Stock of the Surviving Corporation so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificates of Illumina California so converted and given in exchange therefore, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws.

          If any certificate for shares of the Surviving Corporation's stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, that such transfer otherwise be proper and comply with applicable securities laws and that the person requesting such transfer pay to the Exchange Agent any transfer or other taxes payable by reason of issuance of such new certificate in a name other than

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that of the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not payable.

                                IV.    GENERAL

          4.1  Covenants of Illumina Delaware. Illumina Delaware covenants and
               ------------------------------
agrees that it will, on or before the Effective Date of the Merger:

               (a) Qualify to do business as a foreign corporation in the State of California and, in connection therewith, irrevocably appoint an agent for service of process as required under the provisions of Section 2105 of the California Corporations Code.

               (b) File any and all documents with the California Franchise Tax Board necessary for the assumption by Illumina Delaware of all of the franchise tax liabilities of Illumina California.

               (c) Take such other actions as may be required by the California Corporations Code.

          4.2  Further Assurances.  From time to time, as and when required by
               ------------------
Illumina Delaware or by its successors or assigns, there shall be executed and delivered on behalf of Illumina California such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other actions as shall be appropriate or necessary in order to vest or perfect in or conform of record or otherwise by Illumina Delaware the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Illumina California and otherwise to carry out the purposes of this Agreement, and the officers and directors of Illumina Delaware are fully authorized in the name and on behalf of Illumina California or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

          4.3  Abandonment.  At any time before the Effective Date of the
               -----------
Merger, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either Illumina California or of Illumina Delaware, or of both, notwithstanding the approval of this Agreement by the shareholders of Illumina California or by the sole stockholder of Illumina Delaware, or by both.

          4.4  Amendment.  The Boards of Directors of the Constituent
               ---------
Corporations may amend this Agreement at any time prior to the filing of this Agreement (or certificate in lieu thereof) with the Secretary of State of the State of Delaware, provided that an amendment made subsequent to the adoption of this Agreement by the stockholders of either Constituent Corporation shall not:
(a) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Constituent Corporation, (b) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (c) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of either Constituent Corporation.

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          4.5  Registered Office.  The registered office of the Surviving
               -----------------
Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801 and The Corporation Trust Company is the registered agent of the Surviving Corporation at such address.

          4.6  Agreement.  Executed copies of this Agreement will be on file at
               ---------
the principal place of business of the Surviving Corporation at 9390 Towne Centre Drive, Suite 200, San Diego, CA 92121, and copies thereof will be furnished to any shareholder of either Constituent Corporation, upon request and without cost.

          4.7  Governing Law.  This Agreement shall in all respects be
               -------------
construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware and, so far as applicable, the merger provisions of the California Corporations Code.

          4.8  FIRPTA Notification.  (a) On the Effective Date of the Merger,
               -------------------
Illumina California shall deliver to Illumina Delaware, as agent for the shareholders of Illumina California, a properly executed statement (the "Statement") substantially in the form attached hereto as Exhibit A. Illumina Delaware shall retain the Statement for a period of not less than seven years and shall, upon request, provide a copy thereof to any person that was a shareholder of Illumina California immediately prior to the Merger. In consequence of the approval of the Merger by the shareholders of Illumina California, (i) such shareholders shall be considered to have requested that the Statement be delivered to Illumina Delaware as their agent and (ii) Illumina Delaware shall be considered to have received a copy of the Statement at the request of the Illumina California shareholders for purposes of satisfying Illumina Delaware's obligations under Treasury Regulation Section 1.1445-2(c)(3).

               (b) Illumina California shall deliver to the Internal Revenue Service a notice regarding the Statement in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2).

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          IN WITNESS WHEREOF, this Agreement having first been approved by the
Boards of Directors of Illumina Delaware and Illumina California is hereby executed on behalf of each of such two corporations and attested by their respective officers thereunto duly authorized.

                                       ILLUMINA, INC.
                                       a Delaware corporation


                                       By: ___________________________________
                                           Jay T. Flatley, President and Chief
                                           Executive Officer

ATTEST:


__________________________
Michael J. O'Donnell
Secretary

                                       ILLUMINA, INC.
                                       a California corporation


                                       By:___________________________________
                                          Jay T. Flatley, President and Chief
                                          Executive Officer

ATTEST:


__________________________
Michael J. O'Donnell
Secretary




ILLUMINA, INC.
AGREEMENT & PLAN OF MERGER
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                                   Exhibit A
                                   ---------

                                                                   May ___, 2000
TO THE SHAREHOLDERS OF ILLUMINA, INC.:

     In connection with the reincorporation (the "Reincorporation") in Delaware of Illumina, Inc., a California corporation (the "Company"), pursuant to the Agreement and Plan of Merger (the "Agreement") dated as of May __, 2000 between the Company and Illumina, Inc., a Delaware corporation and wholly-owned subsidiary of the Company ("Illumina Delaware"), your shares of Company stock will be replaced by shares of stock in Illumina Delaware.

     In order to establish that (i) you will not be subject to tax under Section 897 of the Internal Revenue Code of 1986, as amended (the "Code"), in consequence of the Reincorporation and (ii) Illumina Delaware will not be required under Section 1445 of the Code to withhold taxes from the Illumina Delaware stock that you will receive in connection therewith, the Company hereby represents to you that, as of the date of this letter, shares of Company stock do not constitute a "United States real property interest" within the meaning of
Section 897(c) of the Code and the regulations issued thereunder.

     A copy of this letter will be delivered to Illumina Delaware pursuant to
Section 4.8 of the Agreement.

     Under penalties of perjury, the undersigned officer of the Company hereby declares that, to the best knowledge and belief of the undersigned, the facts set forth herein are true and correct.

                                             Sincerely,


                                             ________________________________
                                             Jay T. Flatley, Chief Executive
                                             Officer and President